Exhibit 107

Calculation of Filing Fee Table

424(b)(2)

(Form Type)

American Honda Finance Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities and Carry Forward Securities

Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Debt	Floating Rate Notes due April 29, 2026	457(r) (1)	€300,000,000 (2)		€299,496,000 (3)	0.0001531	€45,852.84 (4)
Fees Previously Paid	N/A
Carry Forward Securities
Carry Forward Securities	N/A
	Total Offering Amounts					€299,496,000 (3)		€45,852.84 (4)
Total Fees Previously Paid
Total Fee Offsets
	Net Fee Due							€45,852.84 (4)

(1)

In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), the Registrant initially deferred payment of all of the registration fee for a Registration Statement on Form S-3ASR (Registration Statement No. 333-266775), filed with the Securities and Exchange Commission on August 11, 2022.

(2)	$340,950,000.00 based on the euro/U.S.$ rate of exchange was €1.00/U.S.$1.1365 as of April 17, 2025, as reported by Bloomberg.
(3)	$340,377,204.00 based on the euro/U.S.$ rate of exchange was €1.00/U.S.$1.1365 as of April 17, 2025, as reported by Bloomberg.
(4)	$52,111.75 based on the euro/U.S.$ rate of exchange was €1.00/U.S.$1.1365 as of April 17, 2025, as reported by Bloomberg.